Exhibit 5.1

Dvid Lubin	111 Marcus Avenue - Suiote 107	FIRM OFFICES
Partner	Lake Success, New york 11042
Phone: 516-592-6743	Phone: 516-328-2300	Brooklyn
Fax: 516-368-9559	Fax: 516-328-6638	New York
dlubin@abramslaw.com	Fax Not For Legal Service	Rochester

May 13, 2016

Brisset Beer International, Inc.
370 Guy Street, Suite G9
Montreal, Quebec, Canada H3J 1S6

Re:            Registration Statement on Form S-1

Gentlemen:

We have acted as special counsel to Brisset Beer International, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement (No. 333-211056) on Form S-1 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to (a) the direct public offering by the Company of up to 1,000,000 shares (the "Shares") of common stock of the Company and (b) the resale of (i) 1,045,000 shares of common stock which are issued and outstanding (the "Outstanding Shares") and (ii) an aggregate of 2,362,500 shares of common stock of the Company that are issuable upon the exercise of warrants (the "Warrant Shares") which are currently issued and outstanding.

In connection therewith, we have examined the originals, photocopies, certified copies or other evidence of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; (d) the form of the warrant agreements (the "Warrant Agreements") with respect to the Warrant Shares filed as exhibits to the Registration Statement and (e) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized, and when sold and issued against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
2.	The Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.
3.
The Warrant Shares have been duly authorized, and when issued and sold by the Company in accordance with the terms of the applicable Warrant Agreements, will be validly issued, fully paid and non-assessable.

We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and Nevada law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

Our opinions above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Abrams, Fensterman, Fensterman, Formato, Ferraro & Wolf, LLP

Abrams, Fensterman, Fensterman, Formato, Ferraro & Wolf, LLP